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                                  EXHIBIT 99.C



AGREEMENT TO PROVIDE SERVICES ENTERED INTO BY ______________________________ ______________________________________________________________, HEREINAFTER
DESIGNATED THE "FUND," REPRESENTED BY_______________________________________
___________________________________________________, THE PARTY OF THE FIRST
PART, AND IMPULSORA DE FONDOS BANAMEX, S.A. DE C.V., AN INVESTMENT COMPANIES OPERATING COMPANY, HEREINAFTER DESIGNATED THE "OPERATOR", REPRESENTED BY ______________________________________________, THE PARTY OF THE SECOND PART, IN
ACCORDANCE WITH THE FOLLOWING RECITALS AND ARTICLES:


                                 R E C I T A L S

I.   The Fund hereby states, through its legal agent:

a) That it is a SOCIEDAD ANONIMA [joint-stock company] lawfully organized and existing under the laws of Mexico, permitted to operate as an investment company in accordance with the terms of the Law on Investment Companies.

b) It states that it has resources of its own to carry out the activities which are covenanted in this agreement, as they flow from its capacity as a company investing in debt instruments.

c) That its attorneys have sufficient powers to enter into the present agreement and that their powers have not been suspended, revoked, or limited in any manner whatever.

II.  The Operator hereby states, through its legal agent:

a) That it is a SOCIEDAD ANONIMA [joint-stock company] lawfully organized and existing under the laws of Mexico, permitted to operate as an investment companies operating company in accordance with the terms of the Law on Investment Companies.

b) It states that it has resources of its own to carry out the activities which are covenanted in this agreement, as the Operator of Investment Companies and as the Affiliate of a Foreign Financial Entity, belonging to and controlled by Grupo Financiero Banamex, S.A. de C.V.

c) That its attorney has sufficient powers to enter into the present agreement and that his powers have not been suspended, limited or revoked, in any manner whatever.

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Pursuant to the foregoing recitals, the parties hereby agree to the terms of the following

                                   ARTICLES

FIRST. DEFINITIONS. The terms which are employed in this Agreement and which are listed further below shall have the following meanings which are likewise, applicable to either the singular or plural form of the said terms:

"Shares" means the shares of stock representing the capital stock of the Fund.

"Investment Assets" means the securities, certificates, and instruments to which are applicable the provisions of the Securities Market Law and which are recorded at the National Securities Registry or listed with the International Listings System, other securities, cash resources, goods, rights and loans, which are documented in agreements and instruments, including those having to do with financial operations known as derivatives, and also all other things forming the object of commerce which, in accordance with the investment system provided for in the Law on Investment Companies and in the provisions of a general nature enacted for the purpose by the Commission for each type of investment company, are susceptible of forming an integral part of their net worth.

"Management of Assets" means the services of management of Investment Assets owned by the Fund and consisting of the performance of the following activities:

     I. The performance of the Operations contemplated in Sections a), b), d), and e) of the definition of Operations for and on behalf of the Fund, and also, as the case may be, the management of the issuance of securities representing a debt payable by the Fund for the accomplishment of its purposes, and

     II. The management of securities portfolios for the benefit of the Fund and of third parties, in compliance with the provisions of the Securities Market Law.

"Commission" means the COMISION NACIONAL BANCARIA Y DE VALORES [National Banking and Securities Commission].

"Accounting" means the services of accounting records of the Fund, the keeping of its accounting books, and the preparation and submission of its financial statements, subject but not limited to the obligation to record on the accounting books of the operations of the Fund in accordance with the list and rules for grouping of accounts and standards which are established by the Commission through provisions of a general character and pursuant to the applicable legal provisions, by keeping the accounting records and systems of the Fund up to date.

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"Deposit" means the services of deposit of the Shares representing the capital stock of the Fund, and also of the securities which make up its Investment
Assets.

"Business Days" means the days on which the Lending Institutions and the Stock Exchanges are permitted to open and operate in accordance with the calendar that for said purpose the Commission may yearly issue.

"Distribution" means the service consisting of the distribution of the Shares of the Fund, including the promotion, advice to third parties, purchase and sale of the said Shares for the account and by order of the Fund, and, as the case may be, the generation of reports and consolidated balance sheets for investments and other supplementary services authorized by the Commission through provisions of a general nature.

"Operations" means the operations and only the operations which the Fund may carry out pursuant to the provisions of the Law on Investment Companies and in accordance with the provisions of a general nature that as may be issued by the Commission or the Bank of Mexico, depending on their areas of jurisdiction, as itemized below:

     a) Purchase, sell or invest in Investment Assets in accordance with the system by which the Fund is governed, pursuant to the type of company under which it is organized;
     b) Borrow and make loans on securities which are subject to the Securities Market Law, with lending institutions or brokerages, with the ability to act as borrower on securities, or as the case may be, recipient or lender of a loan;
     c)   Acquire such Shares as it may issue;
     d) Purchase or sell Shares representing the capital stock of other investment companies, irrespective of the investment system governing them;
     e) Obtain loans and credit from credit institutions, non-banking financial middlemen, and foreign financing entities;
     f) Issue securities representing a debt payable by it, for the accomplishment of its purposes; and
     g) Such analogous or related operations as the Commission may authorize through provisions of a general nature.

"Prospectus" means the prospectus of information to the investing public to which reference is had in Article 9 of the Law on Investment Companies.

"Services" means the services which the Operator shall, pursuant to the terms of the Law on Investment Companies and the other provisions which are issued in

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implementation thereof, provide to the Fund, among which the following are included:

     a)   Management of Investment Assets
     b)   Distribution of Assets
     c)   Deposit and Custody of Investment Assets and Shares of the Fund
     d)   Accounting of the Fund
     e)   Managers for the Fund
     f)   Valuation, subject to the approval of the Commission, and
     g) Such others as the Commission may permit through provisions of a general nature.

SECOND. PROVIDING OF SERVICES. The Fund entrusts the rendering of the Services to the Operator, which is willing to provide them either itself or through a subcontractor if the law so permits, pursuant to the terms and conditions set out in the present Agreement, subject to the following provisions:

     a)   MANAGEMENT OF THE INVESTMENT ASSETS
          i) The preparation of the statements of account shall be subject to the provisions of Article 10 of the Law on Investment Companies, and the relevant middleman contracts shall stipulate the frequency and the means of communication to be used by it to deliver them to the investors.
          ii) The Operator shall at all times abide by the selection policies and the investment limits determined by the Board of Directors of the Fund to be the investment system, and shall at all times observe the applicable legal and administrative provisions, and also the terms set out in the Prospectus.

     b)   DISTRIBUTION OF SHARES
          i) The Operator shall ask the Fund for shares from its treasury in such quantities as may be necessary to satisfy the demand from the investing public, and the Fund shall for its part adopt the necessary measures as regards capital stock increases, so that the Shares are available in a timely fashion.
          ii) For the distribution, re-investment, and repurchase of the Shares of the Fund, the Operator (a) shall conform its activities as referred to in this agreement to such provisions of a general nature as the National Banking and Securities Commission may issue, and (b) shall see to it that the Shares of the Fund are sufficiently diversified, provided that the amount for subscription by investors conforms to the limits laid down by the Board of Directors of the said Fund, and shall for the account of the Fund implement such measures as may permit its shareholders to have timely information available with respect to the percentage of their shareholding.

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          iii) The purchase or selling price of the Shares of the Fund shall be precisely the valuation price established by the Fund's valuation entity, if any, with such differential as may be applied to the said price pursuant to the terms of the legal provisions which are applicable and in effect on the date on which a purchase or sale operation takes place.
          iv) The price of the Shares of the Fund as set out in the foregoing paragraph shall be made known by the Operator every Business Day, at the latest by 1:00 p.m. of the Business Day following that to which the valuation corresponds, and the Operator shall effect the purchases or sales in accordance with the price determined on the Business Day prior to its concentration.
          v) It is hereby expressly covenanted that the commissions, if any, that are charged to investors shall be subject to the provisions of a general nature issued for that purpose by the Commission.
          vi) The Operator shall come to an agreement with the Fund concerning the sales plans which it will promote and carry out for the purpose of attracting investors; the said plans shall be subject to the approval of the Commission.

     c)   DEPOSIT AND CUSTODY OF INVESTMENT ASSETS AND OF SHARES OF THE FUND

          i) The securities, certificates, and instruments recorded at the National Securities Registry which form part of the Investment Assets of the Fund shall be deposited in an account kept for each company at the S.D. Indeval, S.A. de C.V., or such entity as may replace it.
          ii) The same obligation shall be observed in the case of Shares of the Fund, with prejudice to such custody services respecting the said Shares as may be contracted for with third parties.
          iii) In the case of Investment Assets which by their nature cannot be deposited at any domestic or foreign institution for the deposit of securities, they shall be kept on such terms as the Commission may indicate by means of provisions of a general nature.

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     d)   ACCOUNTING OF THE FUND
          i) The Operator shall employ such accounting system as is contemplated in the Code of Commerce and such ledgers and other records as the Commission may order.
          ii) The records which the said companies must keep shall conform to the accounting standards established for such purpose by the said Commission.
          iii) The annual financial statements shall be examined by an independent outside auditor who shall be appointed directly by the Board of Directors of the Fund.
          iv) The accounting books and records of the Fund shall be kept available at the offices of the Operator.

     e)   MANAGERS FOR THE FUND

THIRD. MERCANTILE COMMISSION. For the purposes of the present Agreement, and on the basis of Articles 273, 274, 285, and all other related articles of the Code of Commerce, the Fund hereby grants to the Operator and it accepts a mercantile commission for the Operator for and on behalf of the Fund (i) to carry out as respects third parties all juristic acts deriving from the Management of the Investment Assets of the Fund and the Distribution, Deposit, and, as the case may be, custody of the Shares and of the Investment Assets; (ii) and also to carry out any of the Operations, provided that the Operator may acquire for its own account the Shares of the Fund without in any case going beyond the limits permitted under the applicable legal provisions.

In consequence of this, the Operator will have every description of powers, including but not limited to: (i) general power of attorney for lawsuits and collections and acts of administration pursuant to the terms of the provisions of the first two sections of Article 2554 of the Federal Civil Code, and (ii) powers to subscribe credit instruments in accordance with the provisions of
Section I of Article 9th of the General Law on Securities and Credit Operations. The said powers shall be exercised through such natural person or persons as the Operator may appoint by power of attorney granted by the said Operator.

The Operator is hereby expressly empowered, subject to prior permission from the Commission, to enter into co-distribution agreements for the Shares of the Fund with other financial entities which have a suitable infrastructure for the providing of the said Service. The Operator is further hereby expressly empowered to share such necessary information as may be required for carrying out the Services with any company which is a component, affiliate, or subsidiary of Grupo Financiero Banamex, S.A. de C.V.

FOURTH. CONSIDERATION. The Fund shall within five (5) Business Days following the close of each calendar month, pay to the Operator at its address for the providing of the Services to which reference is had in the present Agreement such fees as the parties may agree between them, taking as reference the net assets, in accordance with the parameters set out in Exhibit A to the present Agreement, pursuant to the provisions of the Securities Market Law, the Law on Investment Companies, and such provisions of a general nature as may derive

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from them. For the purpose of the provisions of the foregoing sentence, net assets means all the Investment Assets owned by the Fund, less its liabilities, plus the increased value of the portfolio or less its decreased value, depending on the valuation that is determined by the company providing valuation services to the Fund.

The consideration to which reference is had in this Article shall be received at the address of the Operator within the first five business days of each month.

The Operator and the Fund agree that increases or decreases in the Consideration provided for in the present Agreement shall first be approved by their respective boards of directors, subject to the approval of the independent directors, if any, and reported to the shareholders of the Fund before taking effect, as provided for in the relevant Prospectus.

FIFTH. OBLIGATIONS OF THE OPERATOR. The Operator shall, as part of the performance of its Services, be under the following obligations:

     a) In the event that it carries out distribution activities, to deliver to each investor the Prospectus of information for the investing public, and also the amendments to it, by any of the methods permitted by the Law on Investment Companies and at all times in compliance with the applicable legal provisions.
     b) To provide to the Commission such information and documents as the Fund must provide and also such as is requested of it with respect to its operations in the exercise of its oversight and supervisory authority, and to carry out all legal and administrative measures for the good operation of the Fund.
     c) To carry out all instructions which are given to it by the Fund with respect to the purchase and sale of the Investment Assets which make up its portfolio.
     d) To pay the costs which are listed in Exhibit B to the present Agreement, provided that the Operator may charge the Fund for any other cost deriving from its operation.
     e) To display in a prominent place at its offices the report on the Investment Assets making up the assets of the Fund, and also to make it available in writing on the last Business Day of each week to such investors as may request it, provided that this report shall be brought up to date on the Business Day prior to the one in question.
     f) To report daily to the Fund, by electronic means, the Operations which it carries out under the present agreement.
     g) It shall file a report on its handlings of things whenever the Fund requests it to do so.

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SIXTH. OBLIGATIONS OF THE FUND. The Fund shall be under obligation to:

     a) Pay the Operator the Consideration which is provided for in the Fourth Article of the present Agreement.
     b)   Pay all the costs which are listed in Exhibit A to the present
          Agreement.
     c) Provide all things necessary in order that the Operator be able to provide the Services that are the object of this Agreement.

SEVENTH. EXERCISE OF CORPORATE AND PROPRIETARY RIGHTS. The Fund and the Operator agree that:

     a) The Fund shall exercise all the corporate rights which the ownership of its Investment Assets confer upon it; however, if the Fund does not itself desire to exercise such rights, the Operator shall exercise them, subject to instructions in writing from the Fund. In this latter event, the Operator shall cast the Fund's vote at shareholders meetings which it attends as its proxy, pursuant to the instructions and for or against as the said Fund indicates to it.

     b) The Operator shall be charged with exercising the proprietary rights inherent in the Investment Assets which make up the assets of the Fund, and in the event that the exercise of these proprietary rights entails disbursements, the Fund shall, five (5) Business Days in advance, provide to the Operator the resources necessary for the exercise of such rights; otherwise, compliance with the said obligation shall not be mandatory for the Operator. The Operator shall be responsible for any claim which results from the exercise of its functions as a consequence of its own fraud or negligence.

EIGHTH. PERSONNEL OF THE OPERATOR. For the performance of the Distribution services under this Agreement, the Operator shall use the services of individuals authorized by the Commission to carry out with the public advisory promotional, purchase, and sale operations regarding the Assets of investment companies, and the Operator shall be under obligation to grant the said persons such authority as is appropriate, provided that there shall not exist nor shall there be deemed to exist any type of labor or subordinate relationship between the Fund and the aforesaid persons.

NINTH. RESPONSIBILITIES OF THE OPERATOR. The Operator shall be under obligation to pay the Fund back for any damages, if any, that are occasioned it as a result of the incorrect providing of its Services, and shall also be answerable for violations of any provisions of a general nature as the Commission may issue, if the said violations are ascribable to the Operator.

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Furthermore, the parties agree that any liability to third parties arising from the Distribution of the Shares to which this agreement refers shall be the Operator's;

therefore, the Operator agrees to be liable vis-a-vis the Fund for any claim against the Fund based on the Operator's obligations in its capacity as distributor, including those with respect to Shares of the Fund which it may have sold, re-invested, or repurchased.

TENTH. CONFIDENTIALITY. The Operator and the Fund mutually undertake to keep confidential and not to disclose to others, nor to use for the benefit of themselves or third parties, any information which one of the parties may have provided to the other, pursuant to the terms of Article 55 of the Law on Investment Companies.

The term Confidential Information excludes: (i) All information which either of the parties possessed prior to having received it from the other party; (ii) all information which has been lawfully obtained from a third party which did not have the obligation to keep it confidential; (iii) all information which is in the public domain; (iv) all information which is developed independently by either of the parties; (v) all information which is disclosed by one of the parties to the other with written permission; and (vi) all information which is required to be reported or disclosed to the judicial or administrative authorities in compliance with any law, regulation, or decree applicable to the disclosing party, or with an order, judgment, or award which is binding upon the disclosing party.

Upon the termination of the Contract, the parties shall continue to be bound by law not to disclose or use the Confidential Information.

ELEVENTH. CODE OF CONDUCT. On the date of execution of the present Agreement, the Fund has delivered to the Operator its Code of Conduct applicable to suppliers and the Operator has received it to its satisfaction and agrees to comply with each and every one of its terms, with the present Agreement serving as acknowledgment of receipt of the said Code for all pertinent legal purposes.

TWELFTH. TERM. The present Agreement has an indefinite duration; however, either of the parties may terminate it without liability by communication in writing addressed to the domicile of the other party thirty (30) days in advance.

THIRTEENTH. DOMICILE AND NOTICES. (a) Such notices as are given to the parties for any matter having to do with the present Agreement shall be given in writing at the following addresses:

The Fund:                  Av. Paseo de la Reforma No. 398, 4to. Piso
                           Col. Juarez
                           Mexico, D.F. 06600

The Operator:              Av. Paseo de la Reforma No. 398, Piso 3
                           Col. Juarez
                           Mexico, D.F. 06600

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     (b) All notices required or permitted under this Agreement shall be given in writing, in a credible form, addressed to the addresses listed above, unless these are changed by means of notice given pursuant to the present Article or in the event that the notices are given in accordance with the provisions of the following sections.

     (c) The parties agree that any notice, unless otherwise specially provided in the present Agreement, shall be given in written form or by any other, electronic, computer, or telecommunication means resulting from science and technology accepted by the parties.

     (d) Among the electronic means, the parties expressly recognize telefax and e-mail. The parties may by agreement between them employ either of the aforesaid means of communications without the necessity to satisfy special prerequisites.

FOURTEENTH. APPLICABLE LAWS AND JURISDICTION. For the purpose of interpretation and performance of the present agreement, the parties make themselves subject to the laws of the Mexican United States and to the courts of Mexico City, Federal District, to whose jurisdiction they hereby expressly make themselves subject, waiving any other jurisdiction of which they might otherwise avail themselves by reason of their present or future domiciles.

The present Agreement has been executed in Mexico City, Federal District, on the 30th day of the month of January, 2003, in two copies, one of which remains in the possession of each one of the parties.

                                   THE "FUND"

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                                 THE "OPERATOR"

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